Exhibit 10.1

EXECUTION COPY

ASSIGNMENT AND TERMINATION AGREEMENT

This ASSIGNMENT AND TERMINATION AGREEMENT (this “Agreement”), dated as of December 29, 2020 (the “Effective Date”), is made and entered into by and among UWW Holdings, LLC, a Delaware limited liability company (“Seller”), and Veritiv Corporation, a Delaware corporation (the “Company”). Capitalized terms that are used but not defined in this Agreement have the meanings specified in that certain Tax Receivable Agreement, dated as of July 1, 2014 as amended on April 28, 2020 (the “TRA”), by and among the Seller and the Company.

W I T N E S S E T H:

WHEREAS, the Seller and the Company are parties to the TRA;

WHEREAS, Seller has not assigned the TRA or any rights thereunder to any Person and Seller remains the only Beneficiary of the TRA;

WHEREAS, Seller has negotiated the terms of an Assignment and Assumption Agreement with a prospective purchaser, pursuant to which Seller would transfer all of its right, title and interest in the TRA to such prospective purchaser;

WHEREAS, under Section 7.06(b) of the TRA, the Company has the right to be notified of any proposed transfer by Seller of its interest in the TRA, and to be offered the right of first refusal to purchase all of Seller’s interest in the TRA at the same price and on the same terms as the proposed transfer;

WHEREAS, the Company desires to exercise its right of first refusal and to acquire all of Seller’s right, title and interest in the TRA, and Seller desires to transfer Seller’s interest in the TRA to the Company, and upon such transfer and the Company’s payment to the Seller of the consideration therefor, the Parties desire to terminate the TRA, in each case as set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.            Conveyance and Acceptance.

(a)        Pursuant to Section 7.06(a) and Section 7.06(b) of the TRA, Seller hereby sells, assigns, transfers and conveys to the Company, and the Company hereby purchases and accepts, all right, title and interest of such Seller in, to and under the TRA in its capacity as a Representative and as a Beneficiary, including, without limitation, (a) all rights of Seller as the Representative, and (b) all rights of the Seller to receive any and all Tax Benefit Payments thereunder due on or after the Effective Date (whether or not arising out of or relating to a period prior to the Effective Date) (collectively, the “TRA Rights”), for the proper benefit of the Company, forever, free and clear of all liens.

(b)         The Company hereby agrees to waive its right to receive notice and the notice period requirement (including, for the avoidance of doubt, any right to receive a Proposed Transfer Notice), in each case pursuant to Section 7.06 of the TRA. Pursuant to Section 7.06 of the TRA, the Company is hereby exercising its rights of first refusal, and accordingly the Company and the Seller are entering into this Agreement.

2.            Purchase Price. As payment in full for the TRA Rights, the Company will, simultaneously with the Closing, pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, an amount equal to $12,000,000.00 (the “Purchase Price”).

3.            Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) by the electronic exchange of .pdf signature pages. The consummation of the Transactions shall be deemed to occur at 12:01 a.m. on the Closing Date.

4.            Termination and Release.

(a)         Notwithstanding anything contained in the TRA to the contrary, effective at the Closing upon the parties executing and delivering this Agreement and the Seller receiving the full Purchase Price in cash from the Company, the TRA shall be terminated and be of no further force and effect; provided that notwithstanding the termination of the TRA, Sections 6.02 (Consistency), 6.03 (Cooperation), 7.01 (Notices), 7.04 (Governing Law), 7.08 (Resolution of Disputes), and 7.12 (Confidentiality) of the TRA (the “Surviving TRA Terms”) shall survive and remain in effect. Upon the termination of the TRA, neither the Company nor the Seller shall have any further reporting, payment, reimbursement or performance obligations to one another under the TRA, whether accrued or unaccrued, known or unknown, suspected or unsuspected, concealed or hidden, fixed or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, past or yet to arise, and whether arising out of or relating to any period or partial period before or after the Closing, other than the Surviving TRA Terms.

(b)         Effective at the Closing upon the parties executing and delivering this Agreement and the Seller receiving the full Purchase Price in cash from the Company, (i) the Seller Parties irrevocably release, acquit and discharge the Company Parties from any and all TRA Claims, and (ii) the Company Parties irrevocably release, acquit and discharge the Seller Parties from any and all TRA Claims.

(c)         For purposes of this Section 4, the following terms shall have the following meanings:

“Company Parties” means each of the Company and its direct and indirect subsidiaries and affiliates, and each of their respective employees, officers, board members, board committees, legal and financial advisors, partners, managers, members, and shareholders, other than the Seller Parties.

“Seller Parties” means each of the Seller and its direct and indirect subsidiaries and affiliates, and each of their respective employees, officers, board members, board committees, legal and financial advisors, partners, managers, members, and shareholders, other than the Company Parties.

“TRA Claims” means all claims, causes of action, demands, obligations, or liabilities of any kind, whether accrued or unaccrued, known or unknown, suspected or unsuspected, concealed or hidden, fixed or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, past or yet to arise, and whether arising out of or relating to any period or partial period before or after the Closing, solely relating to or arising out of the TRA, including but not limited to any and all performance or payment obligations relating thereto, but does not include claims for enforcement, default, damages, or breach with respect to any provision of this Agreement or the Surviving TRA Terms.

5.            Representations and Warranties by the Seller. As an inducement to the Company to enter into this Agreement and to consummate the Transactions, the Seller represents and warrants to the Company that the statements contained in this Section 5 are true, correct and complete as of the Closing Date.

(a)         Ownership of TRA Rights, Transfer. As of the Effective Date, Seller is the only Beneficiary of the TRA. The Seller is the lawful holder of the TRA Rights and has all right and title to any Tax Benefit Payments due on or after the Effective Date or other payments thereunder, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance. Except pursuant to this Agreement, (i) Seller has not sold, transferred, assigned, pledged, conveyed or otherwise disposed of any rights or obligations under the TRA or any rights to Tax Benefit Payments due on or after the Effective Date (whether or not arising out of or relating to a period prior to the Effective Date) and (ii) there are no commitments, options, contracts or other arrangements whatsoever, whether written or oral, under which Seller is or may become obligated to sell, transfer, pledge, assign, convey or otherwise dispose of Seller’s rights or obligations under the TRA or any Tax Benefit Payments due on or after the Effective Date to be made after the Effective Date (whether or not arising out of or relating to a period prior to the Effective Date). For the avoidance of doubt, Seller shall have no obligation under this Agreement to transfer to the Company any payments received from the Company pursuant to the TRA prior to the Effective Date.

(b)         Organization and Authority of the Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to enter into this Agreement and to carry out its obligations hereunder, and to consummate the Transactions. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder, and the consummation by Seller of the Transactions have been duly authorized by all requisite limited liability company action on the part of Seller.

(c)         Due Execution. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid, and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(d)         No Conflicts. The execution, delivery, and performance by the Seller of this Agreement and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of any agreement to which Seller is a party or by which Seller is bound; or (ii) conflict with or result in a violation or breach of any provision of any law, order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any governmental authority and applicable to the Seller.

(e)         Legal Proceedings. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigations, citations, summons, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (“Actions”) pending or threatened, against or by the Seller, or any Affiliate of the Seller (which, for the avoidance of doubt, does not include the Company), (A) relating to or affecting the TRA Rights, or (B) that challenges or seeks to prevent, enjoin, or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(f)          Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or the based upon arrangements made by or on behalf of the Seller.

6.        Representations and Warranties by the Company. As an inducement to the Seller to enter into this Agreement and to consummate the Transactions, the Company represents and warrants to the Seller that the statements contained in this Section 6 are true, correct and complete as of the Closing Date.

(a)         Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to enter into this Agreement and to carry out its obligations hereunder, and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company.

(b)         Due Execution. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(c)            No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or bylaws of the Company or any other agreement to which the Company is a party or by which it is bound; or (ii) conflict with or result in a violation or breach of any provision of any law or order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any governmental authority and applicable to the Company.

(d)            Legal Proceedings. There are no Actions pending or threatened against or by the Company or any Affiliate of the Company that challenge or seek to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(e)            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or the based upon arrangements made by or on behalf of the Company.

(f)            Company Acknowledgement. The Company acknowledges and agrees that, except for the specific representations made by Seller in Section 5 of this Agreement, (x) Seller has made no representation or warranty, express or implied, at law or in equity, with respect to the TRA or any of the assets, liabilities or operations of Seller, the Company, or any other person or entity, and (y) the Company is acquiring Seller’s interest in the TRA on an “as is, where is” basis.

7.        Further Assurances. Seller hereby covenants with the Company and its successors and permitted assigns that Seller and the Company, without further consideration, will take such further actions (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information) as shall be necessary to sell, assign, transfer and convey to the Company all of the Seller’s right, title and interest in, to the TRA Rights, and to terminate the Agreement.

8.        Governing Law; Waiver of Trial by Jury. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware without reference to its internal conflict of laws principles. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

9.        Prevailing Party. In the event that any suit or Action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

10.      Amendment. Neither this Agreement nor any of its terms or provisions may be amended, modified, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

11.      References, Pronouns and Headings. Except as otherwise specifically indicated, all references to Section or Subsection numbers refer to Sections and Subsections of this Agreement. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement. The word “or” means “and/or” and the words “include” and “including” shall not be construed as terms of limitation. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

12.      Notices. Any notice, request, or other document to be given hereunder to any party hereto shall be given in the manner specified in Section 7.01 of the TRA. Any party hereto may change its address for receiving notices, requests, and other documents by giving written notice of such change to the other parties hereto in accordance with the TRA.

13.      Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns. Notwithstanding the foregoing, no party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

14.      No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns.

15.      Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

16.        Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.        Confidentiality and Public Announcements. The parties acknowledge and agree that, subject to the last two sentences of this Section 17, information concerning this Agreement, including the existence, terms, and performance thereof, will be confidential information subject to the terms of Section 7.12 of the TRA. The Company intends to file a current report on Form 8-K under the Securities Exchange Act of 1934 regarding this Agreement and the Transactions. The Company agrees that if such report would include any reference to Bain Capital, Koch Industries, or Georgia Pacific, then Seller will prior to filing such report offer Seller the opportunity to review and comment on such report, and consider in good faith any comments raised by Seller thereto; provided that Seller will conduct such review and provide any such comments as promptly as practicable after receipt thereof, in order to facilitate the Company’s filing of such report on an expedited basis.

18.        Entire Agreement. This Agreement, including other documents referred to herein which form a part hereof, contains the full agreement between the parties hereto on its subject matters, and supersedes and renders null and void all prior agreements or understandings, whether written or oral, which exist or may have existed between the parties with respect to its subject matters.

19.        Survival. The representations and warranties set forth in this Agreement shall not survive the Closing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER

UWW Holdings, LLC

By:	/s/ Jay Corrigan
	Name:	Jay Corrigan
	Title:	Authorized Signatory

COMPANY

Veritiv Corporation

By:	/s/ Mark W. Hianik
	Name:	Mark W. Hianik
	Title:	SVP, General Counsel & Corporate Secretary